Exhibit "A"


DONINI, INC.
4555 Boul. Des Grandes Prairies, Suite 30
St-Leonard, Quebec
H1R 1A5


Attention:  Mr. Peter Deros, President
--------------------------------------


August 7, 2002

Dear Sirs:

For personal reasons, I hereby tender my resignation as a Director of DONINI, INC., effective immediately.

Yours truly,



/s/ TERENCE C. BYRNE
-------------------------
Terence C. Byrne